SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                 SCHEDULE 13G/A*
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                (Amendment No.3)

                                Habersham Bancorp
                                (Name of Issuer)

                          Common Stock, $1.00 par value
                         (Title of Class of Securities)

                                    404459109
                                 (CUSIP Number)

                                December 31, 2007
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G/A is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 15 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 404459109                 13G/A                  Page 2 of 15 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                        SuNOVA Partners, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      -0-
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      -0-
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                      -0-
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                      0.0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON ** PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 404459109                 13G/A                  Page 3 of 15 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                      SuNOVA Long-Term Opportunity Fund, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      -0-

OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      -0-
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                      -0-
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                      0.0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON ** PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 404459109                 13G/A                  Page 4 of 15 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                       SuNOVA Holdings, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      -0-
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      -0-
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                      -0-
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                      0.0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **               00
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 404459109                 13G/A                  Page 5 of 15 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                              SuNOVA Capital, LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OFORGANIZATION
                                    Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      -0-
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      -0-
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                      -0-
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                      0.0%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **              PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 404459109                 13G/A                  Page 6 of 15 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                                     SuNOVA, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      -0-
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      -0-
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                      -0-
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                      0.0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **               OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 404459109                 13G/A                  Page 7 of 15 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                                  Matthew Byrnes
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                  United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      -0-
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      -0-
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                      -0-
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                      0.0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **               IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 404459109                 13G/A                  Page 8 of 15 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                                   Felice Gelman
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                  United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      -0-
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      -0-
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                      -0-
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                      0.0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **               IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 404459109                 13G/A                  Page 9 of 15 Pages

     The 13G/A filed on February 14, 2007 is hereby amended and restated by this Amendment No. 3 to the Schedule 13G.

Item 1(a).     Name of Issuer:

     The name of the issuer is Habersham Bancorp (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at Highway 441 North, P.O. Box 1980, Cornelia, GA 30531.

Item 2(a).     Name of Person Filing:

     This statement is filed by:

          (i) SuNOVA Partners, L.P., a Delaware limited partnership ("SuNOVA Partners"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

          (ii) SuNOVA Long-Term Opportunity Fund, L.P., a Delaware limited partnership ("SuNOVA Long-Term"), with respect to shares of Common Stock directly owned by it;

          (iii) SuNOVA Holdings, LLC, a Delaware limited liability company (the "General Partner"), which serves as the general partner of SuNOVA Partners and SuNOVA Long-Term(together, the "Partnerships"), with respect to shares of Common Stock directly owned by the Partnerships;

          (iv) SuNOVA Capital, LP, a Delaware limited partnership (the "Investment Manager"), which serves as investment manager to and has investment discretion over the securities owned by SuNOVA Offshore Ltd., a Cayman Islands corporation ("SuNOVA Offshore"), with respect to shares of Common Stock directly owned by SuNOVA Offshore;

          (v) SuNOVA, LLC, a Delaware limited liability company ("SuNOVA"), which serves as the general partner of the Investment Manager, with respect to shares of Common Stock directly owned by SuNOVA Offshore;

          (vi) Mr. Matthew Byrnes, who serves as the co-managing member (together with Felice Gelman) of each of the General Partner and the general partner of the Investment Manager, with respect to shares of Common Stock directly owned by the Partnerships and SuNOVA Offshore; and

          (vii) Ms. Felice Gelman, who serves as the co-managing member (together with Mr. Byrnes) of each of the General Partner and the general partner of the Investment Manager, with respect to shares of Common Stock directly owned by the Partnerships and SuNOVA Offshore.

CUSIP No. 404459109                 13G/A                 Page 10 of 15 Pages

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 780 Third Avenue, 5th Floor, New York, NY 10017.

Item 2(c).     Citizenship:

     Each of the Partnerships, the General Partner, the Investment Manager and SuNOVA is organized under the laws of the State of Delaware. Each of Mr. Byrnes and Ms. Gelman is a citizen of the United States of America.

Item 2(d).     Title of Class of Securities:

     Common Stock, $1.00 par value ("Common Stock")

Item 2(e).     CUSIP Number:

     404459109

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a)[ ] Broker or dealer registered under Section 15 of the Act,

          (b)[ ] Bank as defined in Section 3(a)(6) of the Act,

          (c)[ ] Insurance Company as defined in Section 3(a)(19) of the
                 Act,

          (d)[ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e)[ ] Investment Adviser in accordance with Rule
                 13d-1(b)(1)(ii)(E),

          (f)[ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F),

          (g)[ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h)[ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i)[ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

CUSIP No. 404459109                 13G/A                 Page 11 of 15 Pages

          (j)[ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 13d-1(c), check this box:  [x]

Item 4.   Ownership.

         A. SuNOVA Partners, L.P.
                (a) Amount beneficially owned: -0-
                (b) Percent of class: 0.0%. The percentages used herein and in the rest of this Schedule 13G/A are calculated based upon the 2,818,593 shares of Common Stock issued and outstanding as of November 13, 2007, as reflected in the Company's Form 10-Q for the quarterly period ended September 30, 2007.
                (c) Number of shares as to which such person has:
                   (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: -0-
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: -0-

         B. SuNOVA Long-Term Opportunity Fund, L.P.
                (a) Amount beneficially owned: -0-
                (b) Percent of class: 0.0%
                (c) Number of shares as to which such person has:
                   (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: -0-
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: -0-

         C. SuNOVA Holdings, LLC
                (a) Amount beneficially owned: -0-
                (b) Percent of class: 0.0%
                (c) Number of shares as to which such person has:
                   (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: -0-
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: -0-

         D. SuNOVA Capital, LP
                (a) Amount beneficially owned: -0-
                (b) Percent of class: 0.0%
                (c) Number of shares as to which such person has:
                   (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: -0-
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: -0-

         E. SuNOVA, LLC
                (a) Amount beneficially owned: -0-
                (b) Percent of class: 0.0%
                (c) Number of shares as to which such person has:
                   (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: -0-
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: -0-

CUSIP No. 404459109                 13G/A                 Page 12 of 15 pages

         F. Matthew Byrnes
                (a) Amount beneficially owned: -0-
                (b) Percent of class: 0.0%
                (c) Number of shares as to which such person has:
                   (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: -0-
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: -0-

         G. Felice Gelman
                (a) Amount beneficially owned: -0-
                (b) Percent of class: 0.0%
                (c) Number of shares as to which such person has:
                   (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: -0-
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: -0-

The number of shares of Common Stock reported as beneficially owned by Mr. Byrnes and Ms. Gelman represent their indirect beneficial interest in 0 shares of Common Stock directly held, in the aggregate, by the Partnerships and SuNOVA Offshore, by virtue of Mr. Byrnes and Ms. Gelman serving as co-managing members of each of the General Partner and the general partner of the Investment Manager. The direct holdings of the Partnerships and SuNOVA Offshore represent, in the aggregate, approximately 0.0% of the issued and outstanding shares of Common Stock of the Company.

Item 5.     Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X].

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.        Identification and Classification of Members of the Group.

     Not applicable.

Item 9.        Notice of Dissolution of Group.

     Not applicable.

CUSIP No. 404459109                 13G/A                 Page 13 of 15 pages

Item 10.       Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 404459109                 13G/A               Page 14 of 15 Pages

                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  February 13, 2008

                              /s/ Matthew Byrnes
                              --------------------------------------
                              Matthew Byrnes, individually and as co-managing member of SuNOVA Holdings, LLC, on behalf of itself and as the general partner of SuNOVA Partners, L.P. and SuNOVA Long-Term Opportunity Fund, L.P., and as the co-managing member of SuNOVA, LLC, on behalf of itself and as the general partner of SuNOVA Capital, LP


                               /s/ Felice Gelman
                              --------------------------------------
                              Felice Gelman, individually and as co-managing member of SuNOVA Holdings, LLC, on behalf of itself and as the general partner of SuNOVA Partners, L.P. and SuNOVA Long-Term Opportunity Fund, L.P., and as the co-managing member of SuNOVA, LLC, on behalf of itself and as the general partner of SuNOVA Capital, LP

CUSIP No. 404459109                13G/A                  Page 15 of 15 Pages

                                 EXHIBIT 1

                         JOINT ACQUISITION STATEMENT
                          PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G/A, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.


DATED:  February 13, 2008

                              /s/ Matthew Byrnes
                              --------------------------------------
                              Matthew Byrnes, individually and as
                              co-managing member of
                              SuNOVA Holdings, LLC, on behalf of
                              itself and as the general partner of
                              SuNOVA Partners, L.P. and
                              SuNOVA Long-Term Opportunity Fund, L.P.,
                              and as the co-managing member of
                              SuNOVA, LLC, on behalf of itself and
                              as the general partner of
                              SuNOVA Capital, LP


                              /s/ Felice Gelman
                              --------------------------------------
                              Felice Gelman, individually and as
                              co-managing member of
                              SuNOVA Holdings, LLC, on behalf of
                              itself and as the general partner of
                              SuNOVA Partners, L.P. and
                              SuNOVA Long-Term Opportunity Fund, L.P.,
                              and as the co-managing member of
                              SuNOVA, LLC, on behalf of itself and
                              as the general partner of
                              SuNOVA Capital, LP